Exhibit 99.1

MARTIN MARIETTA REPORTS SECOND-QUARTER 2021 RESULTS

Record Second-Quarter Consolidated Revenues, Gross Profit and Earnings per Diluted Share

Strengthening Product Demand Masked by Precipitation

Pricing Gains Achieved Across All Product Lines

Magnesia Specialties Delivered Double-Digit Growth in Revenues and Gross Profit

Company Successfully Advances SOAR 2025;

Expects to Close Lehigh West Region Acquisition in Second Half 2021

RALEIGH, N.C. (July 29, 2021) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the second quarter ended June 30, 2021.

Second-Quarter Highlights

	Quarter Ended June 30,
($ in millions, except per share)	2021	2020
Products and services revenues [1]	$1,295.3	$1,189.5
Building Materials business	$1,225.3	$1,140.6
Magnesia Specialties	$70.0	$48.9
Total revenues [2]	$1,377.9	$1,270.6
Gross profit	$385.1	$380.5
Adjusted gross profit [3]	$392.7	$380.5
Earnings from operations	$307.5	$306.4
Adjusted earnings from operations [4]	$324.4	$306.4
Net earnings attributable to Martin Marietta	$225.8	$217.6
Adjusted EBITDA [5]	$439.2	$407.0
Earnings per diluted share	$3.61	$3.49
Adjusted earnings per diluted share [6]	$3.81	$3.49

[1]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[2]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[3]

2021 adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. See Appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

2021 adjusted earnings from operations exclude an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and acquisition-related expenses. See Appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

[5]

Earnings before interest; income taxes; depreciation, depletion and amortization; the earnings/loss from nonconsolidated equity affiliates; acquisition-related expenses; and an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

[6]

2021 adjusted earnings per diluted share excludes charges for the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and acquisition-related expenses. See appendix to this earnings release for a reconciliation to reported earnings per diluted share under GAAP.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “Our second-quarter results demonstrate Martin Marietta’s strong execution of our proven Strategic Operating Analysis and Review (SOAR) plan and the benefit of strengthening product demand, pricing gains across all product lines and targeted growth initiatives. The Company established new quarterly records for revenues, profits and safety, notwithstanding significant rainfall that adversely impacted operations in several of our key geographies, most notably Texas and Colorado, our two largest revenue states. Importantly, Martin Marietta is poised to capitalize on long-term secular demand trends that are expected to support growing construction activity and contribute to favorable pricing dynamics across our footprint. We remain on track to once again deliver record revenues and Adjusted EBITDA for the full year.

“As we responsibly and sustainably grow our business, we continue to advance SOAR 2025 and enhance our geographic footprint and product offerings. In May, we announced an agreement to acquire Lehigh Hanson, Inc.’s West Region business (“Lehigh West Region”), which provides the Company with a new upstream materials-led growth platform across several of the nation’s largest and fastest growing megaregions in California and Arizona. We expect the transaction to be accretive to earnings per diluted share in the first full year following closing, and are confident in our ability to quickly drive shareholder value using the time-tested integration approach we took with our River for the Rockies, TXI and Bluegrass acquisitions.”

Mr. Nye concluded, “As we SOAR to a Sustainable Future, Martin Marietta will continue to build on our foundation that has proven successful – an aggregates-led growth platform, a steadfast commitment to employee safety, disciplined pricing, operational excellence and solid execution of our strategy. We are confident in Martin Marietta’s outlook for the balance of the year and beyond and remain committed to delivering sustainable growth and superior shareholder value.”

Mr. Nye’s CEO Commentary and Market Perspective can be found on the Investors section of the Company’s website.

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Second-Quarter Operating and Financial Results

(All comparisons are versus the prior-year second quarter unless noted otherwise)

Building Materials Business

The Building Materials business achieved products and services revenues of $1.2 billion, a 7.4 percent increase, and product gross profit of $356.9 million.

The Building Materials business benefitted from solid product demand driven by single-family housing growth, infrastructure investment and notable heavy industrial projects of scale. The aggregates, cement and ready mixed concrete operations in Texas experienced project delays as the state marked its eleventh-wettest second quarter in 127 years. Additionally, the aggregates and downstream operations in Colorado faced a difficult comparison versus second-quarter 2020, which benefitted from unseasonably favorable weather conditions.

As previously announced, the Company completed the acquisition of Minnesota-based Tiller Corporation (“Tiller”) on April 30, 2021. Tiller’s aggregates and asphalt operations are reported as part of the East Group.

Aggregates

Second-quarter organic aggregates shipments and pricing increased 1.5 percent and 3.4 percent, respectively. Total aggregates shipments and pricing increased 3.3 percent and 2.9 percent, respectively.

By segment:

♦

East Group total shipments increased 7.0 percent reflecting strong construction activity in the Carolinas, Georgia, Florida and Maryland across all three primary end-use markets and shipments from the recently acquired Tiller operations. This growth more than offset weather-induced project delays in the Midwest. Pricing increased 3.6 percent, reflecting favorable geographic mix.

♦

West Group shipments decreased 3.6 percent, as significant rainfall in Texas and Colorado hindered robust construction activity. Pricing increased 0.7 percent, reflecting a lower percentage of higher-priced commercial rail-shipped volumes. On a mix-adjusted basis, West Group pricing increased 2.4 percent.

Second-quarter aggregates product gross margin decreased 150 basis points to 34.0 percent, driven by higher diesel costs and a $6.1 million increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Excluding the impact of acquisition accounting, adjusted aggregates product gross margin was 34.8 percent.

Cement

Cement shipments decreased 1.9 percent, despite robust demand and construction activity throughout the Texas Triangle, resulting from extreme precipitation from late April through mid-June. Pricing improved 6.8 percent, or 4.2 percent on a mix-adjusted basis, following annual price increases that went into effect on April 1, 2021.

Cement product gross margin declined 870 basis points to 31.0 percent, driven by the timing of planned outages at the Company’s Hunter plant as well as higher energy and raw materials costs that more than offset pricing gains.

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Downstream businesses

Ready mixed concrete shipments increased 8.2 percent, or 2.3 percent organically, as incremental volume from large projects and operations acquired in August 2020 more than offset weather headwinds. Pricing increased 1.2 percent, reflecting geographic mix from a lower percentage of higher-priced Colorado shipments. Product gross margin decreased 350 basis points to 7.1 percent, driven primarily by higher raw material and diesel costs.

Asphalt shipments increased 67.6 percent as incremental volume from the acquired Tiller operations more than offset weather-related shipment declines in Colorado. Additionally, pricing increased 4.9 percent. Asphalt and paving products and services gross margin improved 80 basis points, driven in part by the Tiller business.

Magnesia Specialties Business

Magnesia Specialties second-quarter product revenues increased 43.2 percent to $70.0 million versus a COVID-19-challenged prior-year quarter. Higher revenues, combined with disciplined cost control, resulted in product gross margin of 39.9 percent, a 260-basis-point improvement.

Consolidated

Second-quarter 2021 other operating income, net, included a $12.3 million nonrecurring gain on the sale of property.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the six months ended June 30, 2021 was $441.2 million compared with $373.2 million for the prior-year period.

Cash paid for property, plant and equipment additions for the six months ended June 30, 2021 was $213.0 million. For the full-year, capital expenditures are expected to range from $450 million to $500 million.

Through dividend payments and share repurchases, the Company returned $71.8 million to shareholders in the first six months of 2021 and $1.9 billion since announcing a 20 million share repurchase authorization in February 2015.

The Company had $70.3 million of cash, cash equivalents and restricted cash on hand and $857.4 million of unused borrowing capacity on its existing credit facilities as of June 30, 2021.

In July 2021, the Company issued $2.5 billion of debt in anticipation of closing the Lehigh West Region acquisition in the second half of 2021. The acquisition remains subject to customary closing conditions. The newly-issued debt reflects a weighted-average interest rate of 2.2 percent.

Full-Year Outlook

Martin Marietta remains confident that favorable pricing dynamics will continue, supported by the Company’s locally-driven pricing strategy. Additionally, the Company anticipates single-family housing growth, expanded infrastructure investment and notable heavy industrial projects of scale will drive increased shipment levels. Martin Marietta expects these demand drivers, combined with the ancillary construction necessary for housing community buildouts and the potential for increased infrastructure investment from a comprehensive federal surface transportation package, to result in sustained, multi-year growth in product demand.

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The Company has updated its full-year 2021 guidance to reflect recent trends and the contribution of the Tiller acquisition. This guidance excludes any benefit from additional fiscal stimulus, relief funds beyond those already enacted or a potential successor federal surface transportation bill.

2021 GUIDANCE
($ in millions, except per ton)	Low *	High *
Consolidated
Products and services revenues [1]	$4,705	$4,850
Gross profit	$1,310	$1,380
Adjusted gross profit [2]	$1,325	$1,395
Selling, general and administrative expenses (SG&A)	$330	$335
Interest expense	$140	$145
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$675	$750
Adjusted EBITDA [3]	$1,465	$1,535
Capital expenditures	$450	$500

Building Materials Business
Aggregates
Organic volume % growth [4]	1.0%	3.0%
Total volume % growth [5]	3.0%	5.0%
Organic average selling price per ton (ASP) % growth [6]	3.0%	5.0%
Total ASP growth [6]	2.0%	4.0%
Products and services revenues	$2,930	$3,000
Gross profit	$900	$940
Adjusted gross profit [2]	$910	$950

Cement
Products and services revenues	$465	$495
Gross profit	$160	$170

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,425	$1,470
Gross profit	$150	$165
Adjusted gross profit [2]	$155	$170

Magnesia Specialties Business
Products and services revenues	$250	$260
Gross profit	$100	$105

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	Consolidated products and services revenues exclude $365 million to $375 million related to estimated interproduct sales and exclude freight revenues.
[2]

Adjusted gross profit is a non-GAAP financial measure and, in each case, excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.

[3]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[4]	Organic volume % growth range is for organic aggregates shipments, inclusive of internal tons, and is in comparison with organic 2020 shipments of 185.7 million tons.
[5]	Total volume % growth range is for total aggregates shipments, inclusive of internal tons, and is in comparison with total 2020 shipments of 186.5 million tons.
[6]	ASP % growth range is in comparison with 2020 ASP of $14.77 per ton.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its second-quarter 2021 earnings results on a conference call and an online webcast today (July 29, 2021). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 6678376. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted Q2 2021 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 26 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts

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of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Second-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the fluctuations in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Florida, Iowa, Minnesota and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending, particularly in Texas and West Virginia; increasing residential mortgage interest rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Products and services revenues	$1,295.3	$1,189.5	$2,217.2	$2,080.5
Freight revenues	82.6	81.1	143.1	148.4
Total revenues	1,377.9	1,270.6	2,360.3	2,228.9

Cost of revenues - products and services	910.0	807.4	1,656.0	1,554.8
Cost of revenues - freight	82.8	82.7	144.5	151.2
Total cost of revenues	992.8	890.1	1,800.5	1,706.0
Gross profit	385.1	380.5	559.8	522.9

Selling general & administrative expenses	82.4	71.2	162.2	149.9
Acquisition-related expenses	9.3	0.5	10.6	0.8
Other operating (income) and expenses, net	(14.1)	2.4	(19.8)	8.0
Earnings from operations	307.5	306.4	406.8	364.2

Interest expense	28.1	31.2	55.6	61.0
Other nonoperating income, net	(8.7)	(3.8)	(18.2)	(1.9)
Earnings before income tax expense	288.1	279.0	369.4	305.1
Income tax expense	62.3	61.4	78.1	61.6
Consolidated net earnings	225.8	217.6	291.3	243.5
Less: Net earnings attributable to noncontrolling interests	—	—	0.2	—
Net Earnings Attributable to Martin Marietta Materials, Inc.	$225.8	$217.6	$291.1	$243.5

Net earnings per common share attributable to common shareholders:
Basic	$3.62	$3.49	$4.66	$3.91
Diluted	$3.61	$3.49	$4.65	$3.90

Dividends per common share	$0.57	$0.55	$1.14	$1.10

Average number of common shares outstanding:
Basic	62.4	62.3	62.4	62.3
Diluted	62.5	62.3	62.5	62.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total revenues:
Building Materials business:
East Group	$635.3	$534.5	$1,030.2	$916.5
West Group	666.8	682.5	1,183.4	1,193.1
Total Building Materials business	1,302.1	1,217.0	2,213.6	2,109.6
Magnesia Specialties	75.8	53.6	146.7	119.3
Total	$1,377.9	$1,270.6	$2,360.3	$2,228.9

Gross profit:
Building Materials business:
East Group	$224.3	$193.6	$310.4	$253.1
West Group	133.3	165.5	195.2	224.1
Total Building Materials business	357.6	359.1	505.6	477.2
Magnesia Specialties	27.0	16.9	54.4	42.1
Corporate	0.5	4.5	(0.2)	3.6
Total	$385.1	$380.5	$559.8	$522.9

Selling, general and administrative expenses:
Building Materials business:
East Group	$26.3	$24.4	$50.5	$49.2
West Group	33.6	32.7	66.9	66.0
Total Building Materials business	59.9	57.1	117.4	115.2
Magnesia Specialties	3.7	3.4	7.4	6.9
Corporate	18.8	10.7	37.4	27.8
Total	$82.4	$71.2	$162.2	$149.9

Earnings (Loss) from operations:
Building Materials business:
East Group	$197.8	$169.9	$259.5	$204.7
West Group	101.8	133.2	133.6	155.9
Total Building Materials business	299.6	303.1	393.1	360.6
Magnesia Specialties	23.1	13.2	46.7	34.9
Corporate	(15.2)	(9.9)	(33.0)	(31.3)
Total	$307.5	$306.4	$406.8	$364.2

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021		2020		2021		2020
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Total revenues:
Building Materials business:
Products and services:
Aggregates	$801.8		$754.9		$1,374.4		$1,325.2
Cement	116.5		109.5		226.1		216.1
Ready mixed concrete	268.4		245.1		503.7		434.8
Asphalt and paving	135.3		107.0		147.6		125.1
Less: Interproduct sales	(96.7)		(75.9)		(169.8)		(129.5)
Products and services	1,225.3		1,140.6		2,082.0		1,971.7
Freight	76.8		76.4		131.6		137.9
Total Building Materials business	1,302.1		1,217.0		2,213.6		2,109.6
Magnesia Specialties:
Products and services	70.0		48.9		135.2		108.8
Freight	5.8		4.7		11.5		10.5
Total Magnesia Specialties	75.8		53.6		146.7		119.3
Consolidated total revenues	$1,377.9		$1,270.6		$2,360.3		$2,228.9

Gross profit (loss):
Building Materials business:
Products and services:
Aggregates	$273.0	34.0%	$268.0	35.5%	$394.7	28.7%	$361.3	27.3%
Cement	36.1	31.0%	43.4	39.7%	51.4	22.7%	70.7	32.7%
Ready mixed concrete	19.1	7.1%	26.1	10.6%	38.6	7.7%	32.0	7.4%
Asphalt and paving	28.7	21.2%	21.9	20.4%	20.4	13.9%	13.8	11.1%
Subtotal	356.9	29.1%	359.4	31.5%	505.1	24.3%	477.8	24.2%
Freight	0.7	NM	(0.3)	NM	0.5	NM	(0.6)	NM
Total Building Materials business	357.6	27.5%	359.1	29.5%	505.6	22.8%	477.2	22.6%
Magnesia Specialties:
Products and services	27.9	39.9%	18.2	37.3%	56.3	41.7%	44.3	40.7%
Freight	(0.9)	NM	(1.3)	NM	(1.9)	NM	(2.2)	NM
Total Magnesia Specialties	27.0	35.6%	16.9	31.5%	54.4	37.1%	42.1	35.3%
Corporate	0.5	NM	4.5	NM	(0.2)	NM	3.6	NM
Consolidated gross profit	$385.1	27.9%	$380.5	29.9%	$559.8	23.7%	$522.9	23.5%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$53.1	$207.3
Restricted cash	17.2	97.1
Accounts receivable, net	722.0	575.1
Inventories, net	729.1	709.0
Other current assets	94.9	79.8
Property, plant and equipment, net	5,549.0	5,242.3
Intangible assets, net	3,324.6	2,922.0
Operating lease right-of-use assets, net	434.3	453.0
Other noncurrent assets	298.9	295.2
Total assets	$11,223.1	$10,580.8

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$240.1	$—
Current liabilities	517.9	499.3
Long-term debt (excluding current maturities)	2,627.2	2,625.8
Other noncurrent liabilities	1,709.7	1,562.4
Total equity	6,128.2	5,893.3
Total liabilities and equity	$11,223.1	$10,580.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Six Months Ended
	June 30,
	2021	2020
Cash Flows from Operating Activities:
Consolidated net earnings	$291.3	$243.5
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	206.5	193.4
Stock-based compensation expense	20.8	19.7
Gains on divestitures and sales of assets	(19.2)	(3.1)
Deferred income taxes, net	3.4	6.6
Other items, net	(7.3)	1.2
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(137.8)	(117.4)
Inventories, net	36.9	(21.7)
Accounts payable	54.7	(0.5)
Other assets and liabilities, net	(8.1)	51.5
Net Cash Provided by Operating Activities	441.2	373.2

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(213.0)	(175.7)
Acquisitions, net of cash acquired	(653.2)	(2.3)
Proceeds from divestitures and sales of assets	31.9	17.9
Investments in life insurance contracts, net	11.2	(6.2)
Other investing activities, net	—	(4.5)
Net Cash Used for Investing Activities	(823.1)	(170.8)

Cash Flows from Financing Activities:
Borrowings of long-term debt	400.0	618.0
Repayments of long-term debt	(160.0)	(637.0)
Payments on finance lease obligations	(4.3)	(1.6)
Debt issuance costs	(0.3)	(1.7)
Distributions to owners of noncontrolling interests	(0.5)	—
Dividends paid	(71.8)	(69.4)
Repurchases of common stock	—	(50.0)
Proceeds from exercise of stock options	0.8	1.3
Shares withheld for employees' income tax obligations	(16.1)	(12.9)
Net Cash Provided by (Used for) Financing Activities	147.8	(153.3)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(234.1)	49.1
Cash, Cash Equivalents and Restricted Cash, beginning of period	304.4	21.0
Cash, Cash Equivalents and Restricted Cash, end of period	$70.3	$70.1

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
East Group	7.0%	3.6%	4.2%	3.6%
West Group	(3.6%)	0.7%	(5.5%)	1.3%
Total aggregates (2)	3.3%	2.9%	0.6%	3.1%
Organic aggregates	1.5%	3.4%	(0.4%)	3.4%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in millions)	2021	2020	2021	2020
East Group	35.4	33.0	58.1	55.7
West Group	17.5	18.2	31.9	33.8
Total aggregates (2)	52.9	51.2	90.0	89.5

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2) Total aggregates includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Shipments (in millions)
Aggregates tons - external customers	48.8	47.9	83.3	83.9
Internal aggregates tons used in other product lines	4.1	3.3	6.7	5.6
Total aggregates tons	52.9	51.2	90.0	89.5

Cement tons - external customers	0.5	0.7	1.2	1.3
Internal cement tons used in other product lines	0.4	0.3	0.7	0.6
Total cement tons	0.9	1.0	1.9	1.9

Ready mixed concrete - cubic yards	2.3	2.2	4.4	3.8

Asphalt tons - external customers	1.2	0.2	1.3	0.3
Internal asphalt tons used in road paving business	0.6	0.9	0.6	1.0
Total asphalt tons	1.8	1.1	1.9	1.3

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$15.07	$14.66	$15.17	$14.72
Cement (per ton)	$122.11	$114.34	$118.80	$114.06
Ready mixed concrete (per cubic yard)	$114.27	$112.89	$113.25	$113.53
Asphalt (per ton)	$48.83	$46.54	$48.85	$46.38

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition-related expenses; and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net earnings attributable to Martin Marietta	$225.8	$217.6	$291.1	$243.5
Add back:
Interest expense, net of interest income	28.2	31.0	55.5	60.7
Income tax expense for controlling interests	62.2	61.4	78.1	61.5
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	106.1	97.0	201.9	190.3
Acquisition-related expenses	9.3	—	10.6	—
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	7.6	—	7.6	—
Adjusted EBITDA	$439.2	$407.0	$644.8	$556.0

A Reconciliation of the GAAP Measure to 2021 Adjusted EBITDA Guidance Range is as follows:

	Low Point of Range	High Point of Range
Net earnings attributable to Martin Marietta	$675.0	$750.0
Add back:
Interest expense	145.0	140.0
Taxes on income	187.0	187.0
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	425.0	425.0
Acquisition-related expenses	18.0	18.0
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	15.0	15.0
Adjusted EBITDA	$1,465.0	$1,535.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

(Dollars in millions)

Adjusted gross profit and adjusted gross margin represent non-GAAP financial measures and exclude the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Management presents these measures for investors and analysts to evaluate and forecast the Company’s results, as the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting is nonrecurring.

A Reconciliation of Gross Profit in Accordance with GAAP to Adjusted Gross Profit is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Consolidated gross profit in accordance with GAAP	$385.1	$380.5	$559.8	$522.9

Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	7.6	—	7.6	—
Adjusted consolidated gross profit	$392.7	$380.5	$567.4	$522.9

A Reconciliation of Aggregates Product Gross Profit in Accordance with GAAP to Adjusted Aggregates Product Gross Profit and Adjusted Aggregates Product Gross Margin is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Aggregates product gross profit in accordance with GAAP	$273.0	$268.0	$394.7	$361.3
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	6.1	—	6.1	—
Adjusted aggregates product gross profit	$279.1	$268.0	$400.8	$361.3

Aggregates products and services revenues	$801.8	$754.9	$1,374.4	$1,325.2
Adjusted aggregates product gross margin	34.8%	35.5%	29.2%	27.3%

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

(Dollars in millions, except per share)

Adjusted earnings from operations and adjusted earnings per diluted share represent non-GAAP financial measures and exclude acquisition-related expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Management presents these measures for investors and analysts to evaluate and forecast the Company’s results, as the impact of acquisition-related expenses and selling acquired inventory after its markup to fair value as part of acquisition accounting are nonrecurring.

A Reconciliation of Consolidated Earnings from Operations in Accordance with GAAP to Adjusted Consolidated Earnings from Operations is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Consolidated earnings from operations in accordance with GAAP	$307.5	$306.4	$406.8	$364.2
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	7.6	—	7.6	—
Acquisition-related expenses	9.3	—	10.6	—
Adjusted consolidated earnings from operations	$324.4	$306.4	$425.0	$364.2

A Reconciliation of Earnings Per Diluted Share in Accordance with GAAP to Adjusted Earnings Per Diluted Share is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Earnings per diluted share in accordance with GAAP	$3.61	$3.49	$4.65	$3.90
Add back:
Earnings per diluted share impact of acquisition-related expenses	0.11	—	0.13	—
Earnings per diluted share impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	0.09	—	0.09	—
Adjusted earnings per diluted share	$3.81	$3.49	$4.87	$3.90

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

(Dollars in millions)

Reconciliations of GAAP Measures to 2021 Guidance Ranges are as follows:

2021 Guidance - Consolidated Gross Profit

	Low Point of Range	High Point of Range
Consolidated gross profit	$1,310.0	$1,380.0
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	15.0	15.0
Adjusted consolidated gross profit	$1,325.0	$1,395.0

2021 Guidance - Aggregates Product Gross Profit

	Low Point of Range	High Point of Range
Aggregates product gross profit	$900.0	$940.0
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	10.0	10.0
Adjusted aggregates product gross profit	$910.0	$950.0

2021 Guidance - Ready Mixed Concrete and Asphalt and Paving Products and Services Gross Profit

	Low Point of Range	High Point of Range
Ready mixed concrete and asphalt and paving products and services gross profit	$150.0	$165.0
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	5.0	5.0
Adjusted ready mixed concrete and asphalt and paving products and services gross profit	$155.0	$170.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended
	June 30,
	2021	2020
West Group - Aggregates:
Reported average selling price	$14.03	$13.93
Adjustment for unfavorable impact of product, geographic and other mix	0.24
Mix-adjusted average selling price	$14.27

Reported average selling price variance	0.7%
Mix-adjusted ASP variance	2.4%

Cement:
Reported average selling price	$122.11	$114.34
Adjustment for favorable impact of product, geographic and other mix	(2.97)
Mix-adjusted average selling price	$119.14

Reported average selling price variance	6.8%
Mix-adjusted ASP variance	4.2%

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